UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):    October 26, 2006

MILLENNIUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28494	04-3177038
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

40 Landsdowne Street
Cambridge, Massachusetts 02139
(Address of principal executive offices) (zip code)

(617)  679-7000
 (Registrant's telephone number, including area code)

Not applicable
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item    1.01    Entry into a Material Definitive Agreement.

On October 26, 2006, Millennium Pharmaceuticals, Inc. (the “Company”) and Ortho Biotech Inc., a Johnson and Johnson company, (“Ortho Biotech”) entered into a Co-Promotion Agreement to jointly promote VELCADE in the United States for an initial term of two years.

Under the terms of the agreement, Ortho Biotech will join Millennium in the first quarter of 2007 to promote VELCADE to physicians based in the United States who treat multiple myeloma patients who have received at least one prior therapy. The Ortho Biotech sales force will dedicate a pre-specified amount of effort selling VELCADE. Millennium will pay a percentage of the VELCADE-related costs for the Ortho Biotech sales force. Ortho Biotech will be entitled to receive a commission on the incremental sales that exceed pre-specified targets. Millennium will continue to be responsible for commercialization, manufacturing and distribution of VELCADE in the United States. Both parties are able to terminate the agreement under certain circumstances and subject to fees. The current agreement between Millennium and Ortho Biotech Products, L.P. for the promotion of VELCADE outside the United States remains unchanged.

A copy of the Company’s press release dated October 26, 2006 is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item    9.01    Financial Statements and Exhibits.

(c)	Exhibits

See Exhibit Index attached to this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM PHARMACEUTICALS, INC. (Registrant)
Date: October 30, 2006	By	/s/ MARSHA H. FANUCCI

Marsha H. Fanucci
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Millennium Pharmaceuticals, Inc. dated October 26, 2006